                                                                  EXHIBIT (P)(4)


                  ABN AMRO GLOBAL ASSET MANAGEMENT DIRECTORATE
                                 CODE OF ETHICS
                  GOVERNING PERSONAL SECURITIES TRANSACTIONS BY
                                  STAFF MEMBERS
                                -THE NETHERLANDS-




I.       INTRODUCTION

ABN AMRO Global Asset Management Directorate located in the Netherlands ("GAMD-Netherlands") believes that individual investments and other activities are permissible if done in accordance with appropriate policies and procedures. Its philosophy is to avoid conflicts of interest (or even the appearance of conflict) between investment management transactions and Staff Members' personal securities transactions and activities. This inevitably places restrictions on investments and other activities of Staff Members. This Code of Ethics has been adopted by GAMD-Netherlands to meet these concerns.

All Staff Members owe a fiduciary duty to, among others, GAMD-Netherlands clients. The general intent of this Code of Ethics is that, in any situation where the potential for conflict exists, transactions for clients must take precedence over personal securities transactions or activities. Should any situation arise not specifically governed by this Code of Ethics, this general intent shall govern the resolution of the matter.

TRADING ON OR COMMUNICATING "INSIDE INFORMATION" IS PROHIBITED UNDER ANY AND ALL CIRCUMSTANCES. EVEN THE APPEARANCE OF IMPROPRIETY WITH REGARD TO PERSONAL SECURITIES TRANSACTIONS SHOULD BE AVOIDED.

This Code of Ethics is a supplement to the Rules as stated in Chapter 8 of the ABN AMRO Personnel Guide, among which provisions are the Regulations concerning Private Portfolio Investment Transactions by Staff Members and Insiders of ABN AMRO Bank ("the Regulations") and the Model Code for the Prevention of Abuse of Inside Information in respect of ABN AMRO Shares. Nothing in this Code of Ethics is therefore intended to relax any of the restrictions governed therein.

All information related to personal securities transactions and activities will be dealt with in a confidential manner. No information will be communicated to persons or legal entities other than those involved in the preclearance procedure as well as the review, examination and enforcement process of personal securities transactions and activities except for obligations resulting from compulsion of law, court order or request from supervisory authorities.


II.      RULES APPLICABLE TO GAMD-NETHERLANDS STAFF MEMBERS

         A.       DEFINITIONS




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                  1. The term "Client" means any investment institution,
         institutional client or private client for which GAMD-Netherlands acts as investment manager, investment advisor or sub-advisor.(6)

                  2. The term "Staff Member" means any employee of ABN AMRO Bank, employed within GAMD-Netherlands or any entity that is governed by this Code.

                  3. The term "Related Person" means a Staff Member's spouse, partner(7) or his/her minor child living in the same household.

                  4. The term "Security" includes all listed and unlisted shares, bonds, convertible bonds, warrants, units, scrip certificates and certificates representing entitlements to disbursements in other securities (such as dividend coupons designated for shares), share certificates, scrips as well as security options, and, furthermore, all instruments or interests which are commonly known as a security including any interests which might be selected for, or be included in, a client portfolio and including index derivatives or rights in such securities. For purposes of this Code it includes futures and commodity interests (e.g. stock index futures, including options on those futures as well as commodities such as gold and silver), including transactions in interest rate futures as well as currency derivatives.

                  5. The term "Portfolio Investment Club" is defined as a group of persons that conducts securities investments collectively and of which the Staff Member is a member.(8)


                  6. The term "Beneficial Interest" includes the ownership of any security by a Staff Member, individually, jointly, as guardian, as representative of an estate or as trustee of a trust or by reason of any contract, understanding, relationship, agreement or other arrangement by which the Staff Member obtains present or future benefits.

                  7. The term "Personal Securities Transactions" is defined as securities transactions by Staff Members.

-----------------------------------
                  (6) This includes the activities of GAMD-Netherlands for ABN AMRO Asset Management (USA) ("AAAM(USA)")'s US clients.



                  (7) This includes at least the person with whom the Staff Member shares the same household and/or has a notarial cohabitation contract and/or has a registered partnership as well as the relationship that may reasonably be considered similar.



                  (8) Note that GAMD-Netherlands discourages Staff Members from participating in Portfolio Investment Clubs due to the likelihood of an appearance of a conflict of interest in connection with GAMD-Netherlands' fiduciary duty to its clients.



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                  8. The term "Personal Securities Accounts" is defined as
         securities account(s) of Staff Members.

                  9. The term "Compliance Officer" is defined as the Chief Executive Officer of GAMD-Netherlands as well as the individuals within the staff unit Risk Management/Legal & Compliance of GAMD-Netherlands which have been designated as such by the Chief Executive Officer of GAMD-Netherlands.

                  10. The term "outside officer" is defined as any (legal) person not employed within GAMD-Netherlands who holds a position with an affiliated investment institution, investment manager, investment advisor or sub-advisor of GAMD-Netherlands such as the membership of a supervisory board or advisory board.

         B.       PROCEDURES

                  1.       OPENING AND MAINTAINING PERSONAL SECURITIES ACCOUNTS

                           Personal Securities Accounts may only be held at a branch of ABN AMRO Bank in the Netherlands.(9)

                  2.       ENTRY OF PERSONAL SECURITIES TRANSACTIONS

                               a. Staff Members must obtain approval before
                           effecting any Personal Securities Transaction. Approval may only be obtained through one of the following methods. The preferred method is to obtain approval via the preclearance module which is available on the office pc's. Alternatively, the Staff Member may obtain approval through the dedicated, taped telephone line. Any order must be executed immediately after receiving preclearance. Limit orders must be executed within the actual trading period in which approval was received. If such a limit order is not executed during the respective trading period, the order must be precleared again.

                               b. Preclearance applies to:

                                   All equity securities, such as common and preferred shares, including options on such shares, financial futures, convertibles, shares of closed-end investment institutions (affiliated and non-affiliated) and shares of affiliated open-end investment institutions, as well as transactions in corporate bonds.

                               c. Preclearance does not apply to:



-----------------------------------

                  (9) Exceptions to this policy will be made only in limited situations. Reference is made in this respect to Articles 19 and 20 of the Regulations.



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                           (1) Purchases and sales of government obligations,
bank certificates of deposit, commercial paper, shares of non-affiliated open-end investment institutions and commodities (including for instance precious metals);

                           (2) Purchases or sales effected in any account over
which the Staff Member has no direct influence or control including fiduciary account arrangements(10) as well as non-volitional investment programs or rights;

                           (3) Purchases or sales effected by Portfolio
Investment Clubs; and

                           (4) Purchases of securities in private placements or
initial public offerings.

                               d. Approval will be given unless the security is
                           on the restricted list. Staff Members are cautioned that they may not be permitted to sell a security for a considerable period of time if that security is restricted.

                               e. The restricted list contains those securities
                           which are being purchased or sold for Client accounts or that are on the restricted list for other reasons.

                               f. Staff Members may under unusual circumstances,
                           such as a personal financial emergency, apply for an exception to the Compliance Officer from a trading restriction.

III.     MINIMUM HOLDING PERIOD

         1. Staff Members shall not purchase and sell, or sell and purchase, the same security (or an equivalent security, for example a derivative) within a period of one month with the exception of index-derivatives and currency-derivatives.(11)

         2. The minimum holding period for affiliated investment institutions is four months.

IV.      PROHIBITED DEALINGS

         A. Staff Members shall not effect Personal Securities Transactions that are excessive or require a level of personal time and attention that interferes with the performance of employment

-------------------------------------
                  (10) Note that the provisions regarding fiduciary account arrangements in Article 19(2) of the Regulations continue to be applicable.



                  (11) Note that the prohibition on intra-day trading (Article 5 of the Regulations) continues to be applicable for index-derivatives and currency derivatives.


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duties. Whether a Staff Member's Personal Securities Transactions are excessive will be determined by Senior Management based upon the surrounding facts and circumstances.

         B. Staff Members are not permitted for their Personal Securities Account to, directly or indirectly, purchase securities from or sell securities to clients.

         C. It is prohibited for any Staff Member to influence the allocation of brokerage for direct or indirect personal or familial benefit.

         D. Without prejudice to the provisions for other activities included in the Collective Labour Agreement for the Banking Industry and the Rules included in the ABN AMRO Personnel Guide, Staff Members are prohibited from serving on the boards of directors of publicly traded companies (excluding affiliated investment funds or investment companies), absent prior written authorisation from the Compliance Officer based upon a determination that the board service would be consistent with the interests of GAMD-Netherlands and its clients.

         E. Staff Members shall not seek to evade the provisions of this Code of Ethics by, directly or indirectly effecting Personal Securities Transactions and other activities through colleagues, clients, Related Persons, relatives or other third parties.

V.       REPORTING AND REVIEW

         A.       REPORTING

         1. All securities transactions in (a) a securities account of a Related Person, (b) a securities account of a Portfolio Investment Club, (c) a securities account representing a Beneficial Interest or (d) a securities account of an outside officer as well as (e) any securities account receiving an exemption from maintaining an account at ABN AMRO Bank in the Netherlands, including a foreign account, must be reported by the Staff Member to the Compliance Officer not later than ten days after the end of the month in which the transactions were effected. Reports shall be in writing and shall include:

                  (a) The date of the transaction, the name and number of shares or nominal amount of each security involved;

                  (b) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

                  (c) The price at which the transaction was effected; and
                  (d) The name of the broker, dealer or bank with or through which the transaction was effected.

              2. At the commencement of employment, at any time a securities account is newly opened or the securities account number has changed as well as on an annual basis all Staff Members are required to disclose Personal Securities Account numbers.

              3. On an annual basis all Staff Members must certify in writing that they have read, understand and agree to comply with this Code of Ethics.

         B.       COMPLIANCE REVIEW





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               The Compliance Officer will review personal securities
         transactions to determine conformity with the provisions of this Code of Ethics.

VI.      GIFTS AND BENEFITS

         Staff Members - according to the Rules on Gifts in the ABN AMRO Personnel Guide - as well as their Related Persons should not accept any gifts or benefits from persons that do business or are seeking to do business with GAMD-Netherlands unless it concerns common, small gifts and benefits. In addition to the abovementioned Rules on Gifts, any gifts or benefits received must be reported in writing to the Compliance Officer within seven days after receipt. Any questions as to what is appropriate or acceptable in respect of gifts or benefits should be addressed to the Compliance Officer.

VII.     OUTSIDE OFFICERS

         All the provisions of this Code, including V.A.1. (the monthly reporting of securities transactions), shall apply to outside officers of GAMD-Netherlands unless written exemptions are received from the Compliance Officer.

VIII.    NON-COMPLIANCE

         Any formal reporting by the Compliance Officer to Senior Management as well as any formal investigation of personal securities transactions or activities will be communicated to the Staff Member or to the outside supervisory board member, director or officer immediately.

         Taking into consideration all relevant circumstances, Senior Management will determine what action is appropriate for any breach of this Code of Ethics. The decision of Senior Management will also govern questions of interpretation arising under this document.


April 1998




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        ABN AMRO GLOBAL ASSET MANAGEMENT DIRECTORATE - NETHERLANDS - Addendum to
Code of Ethics Governing Personal Securities Transactions by Staff Members (the "Addendum")


           (SUCH ADDENDUM ONLY APPLIES TO ACCESS PERSONS OF AAAM(USA))


I.       INTRODUCTION

ABN AMRO Asset Management (Netherlands) ("AAAM(NL)"), as sub-advisor of ABN AMRO Asset Management (USA) Inc. ("AAAM(USA)") and pursuant to a no-action letter granted by the U.S. Securities and Exchange Commission ("U.S. SEC") on 1 July 1997, shares certain of its personnel with AAAM(USA). Such shared personnel have access to AAAM(USA) (hereinafter "Access Persons"). Access Persons have been identified as follow:

(a) Any and all employees of AAAM(NL) who are responsible for maintaining, or have access to, records of AAAM(USA) (hereinafter "Advisory
     Representatives"). Such Advisory Representatives are specific employees of AAAM(NL) working within the Dealing Support department;

(b) Portfolio Managers and employees of AAAM(NL) who provide information and advice to a portfolio manager or who help execute a portfolio manager's decisions, such as analysts and traders (hereinafter "Associated Persons"). Access Persons, besides owing a fiduciary duty to the clients of AAAM(NL), owe an additional fiduciary duty to the clients of AAAM(USA). Access Persons are obliged to comply (in addition to the Dutch STE regulatory requirements as promulgated under the STE's "Nadere Regeling Teozicht Effectenverkeer 1999") with Rule 17j-1 of the Investment Company Act of 1940 as regulated by the U.S. SEC. As such, this Addendum has been adopted in order to ensure Access Persons' compliance with the personal securities reporting requirements as promulgated under Rule 17j-1.


II.    RULES APPLICABLE TO ACCESS PERSONS

         DEFINITIONS


         1. The term "Beneficial Interest" includes the ownership of any security held by Access Persons, individually, jointly, or as guardian, representative of an estate or trustee of a trust or by a Related Person in whom an Access Person, by reason of any contract, understanding, relationship, agreement or other arrangement, obtains present or future benefits substantially equivalent to ownership.

         2. The term "Control" shall mean investment discretion in whole or in part of an account regardless of beneficial ownership, such as an account for which a person has power of attorney or authority to effect transactions.

         3. The term "Covered Securities Account" is defined as an account at a broker, dealer or bank where securities are held in which an Access Person has any direct or indirect Beneficial Interests or account relationships where an Access Person exercises Control.





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Access Persons Procedures


   1.  Opening and Maintaining Personal Securities Account

       A. Access Persons must report the opening of new Covered Securities Accounts and all of the Personal Securities Transactions of their Related Persons, those of accounts representing Beneficial Interests, and account relationships where Access Persons exercises control, to the Compliance Department NO LATER THEN TEN DAYS AFTER THE CLOSE OF THE CALENDAR QUARTER in which the transactions were effected or a new account opened. A form will be sent to you quarterly (form attached as Exhibit A) for reporting purposes and shall include:

                        (i) The date of the transaction, the title, the interest rate and maturity date (if applicable) and the number of shares or principal amount of each security involved;

                        (ii) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

                        (iii)  The price at which the transaction was effected;

                        (iv) The name of the broker, dealer or bank with or through which the transaction was effected;

                        (v) The name of any Covered Securities Account established by the Access Persons during the quarter and the date the account was established; and

                        (vi)   Access Persons Signature and Date of Signature

Should you not wish to list individual transactions on the form, you are allowed to attach to the form a listing of transactions or copies of statements displaying transactions, indicate such attachment on the form and sign and date the form. Your signature is required and represents that you have reported all covered transactions for the quarter.


III.     PROHIBITED DEALINGS

         A. ASSOCIATED PERSONS are prohibited from either purchasing new equity issues on the initial public offering (including convertible bonds or preferred stock, but excluding limited partnerships and conversion of financial institutions or operating companies in which an ASSOCIATED PERSON has a position prior to the underwriting), or acquiring a beneficial interest in any securities in a private placement for a controlled account without prior written approval (Exhibit B) from a designated Compliance Officer of AAAM(NL). Approval of such transactions will take into consideration, among other factors, whether the investment opportunity should be reserved for Client accounts and whether the opportunity is being offered to an ASSOCIATED PERSON by virtue of his or her position with either AAAM(NL) or AAAM(USA). ASSOCIATED PERSONS who have been authorised to acquire securities either on the initial public offering or in a private placement are required to disclose the investment when they play a part in any subsequent consideration of Client investments in the issuer.

         In such circumstances, AAAM(NL)'s decision to purchase securities is subject to an independent review by investment personnel with no personal interest in the Issuer.






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         B. Access Persons may not effect any securities transactions for their own account or for any Related Person account, if they know or should have known at the time of purchase that the security is being considered for purchase or sale for a Client account or is being purchased or sold for a Client account. For purposes of this Code of Ethics "being considered for purchase or sale" includes any security actively being considered for purchase or sale or for which an order has been placed and is not yet completed.

IV.      ANNUAL REPORTS

         A. No later than ten days upon being designated as Access Persons and on an annual basis thereafter, all Access Persons must disclose all personal securities holdings (form attached as Exhibit C). The report must contain information that is current as of a date no more than thirty days before the report is submitted.

         B. Upon commencement of employment and on an annual basis thereafter Access Persons will be required to confirm accounts representing beneficial interests and accounts where the Access Persons have control (form attached as Exhibit D).


V.       ADMINISTRATIVE PROCEDURES

         A. AAAM(NL)'s Compliance Department will identify all Access Persons and notify them of their obligations under AAAM(NL)'s Code of Ethics and Addendum.

         B. Transaction and holding reports will be reviewed by AAAM(NL)'s Compliance Department to determine their conformity with AAAM(NL)'s Code of Ethics and Addendum, to identify potential conflicts of interest and to compare the accuracy of the past year's transaction reports against the current year's holding reports. The Compliance Department will track any apparent violations to AAAM(NL)'s Code of Ethics and Addendum and report such violations to both AAAM(NL)'s Head of Compliance as well as AAAM(USA)'s Director of Compliance on a quarterly or more frequent basis. AAAM(NL)'s Head of Compliance, together with AAAM(NL)'s CEO if necessary and in co-operation with AAAM(USA)'s Director of Compliance, will determine any corrective action and/or sanctions, if any, that should be imposed on Access Persons in addition to those that may have already been imposed.

         C. AAAM(NL)'s Compliance Department will track any exemptions granted under its Code of Ethics and Addendum and will report such exemptions to both AAAM(NL)'s Head of Compliance as well as AAAM(USA)'s Director of Compliance on a quarterly or more frequent basis.


         D. As sub-adviser providing advice to a U.S. registered investment company, the U.S. ABN AMRO Funds (the "Funds"), AAAM(NL) will submit (via AAAM(USA)) to the Fund Board of Trustees for approval AAAM(NL)'s Code of Ethics and Addendum. If AAAM(NL), as sub-adviser to the Funds, makes a material amendment to its Code of Ethics and Addendum, the Code of Ethics and Addendum must be re-submitted to the Fund Board for approval within six months of the change.






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         E. At least annually, AAAM(NL) (as a sub-adviser to the Funds) will provide a written report to the Fund Board of Trustees that: (1) describes issues since the last report to the Board that arose under its Code of Ethics and Addendum or its procedures to the Code of Ethics and Addendum including, but not limited to, information about material violations of the code or procedures and sanctions imposed in response to the material violations, and (2) certifies that the entity has adopted procedures reasonably necessary to prevent Access Persons from violating its Code of Ethics and Addendum.


VI.      RECORDKEEPING REQUIREMENTS


AAAM(NL) will, at its principal place of business, maintain the following records in the manner and to the extent set out below.

         A. A copy of each Code of Ethics and Addendum that is in effect, or at any time within the past five years was in effect, will be maintained by AAAM(NL)'s Compliance Department in an easily accessible place.

         B. A record of any violation by Access Persons of the Code of Ethics and Addendum, and of any action taken as a result of the violation, will be maintained by the Compliance Department in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs.

         C. A copy of each report submitted and signed by Access Persons as required by this Addendum, will be maintained by the Compliance Department for at least five years after the end of the fiscal year in which the report is made or the information provided, the first two years in an easily accessible place.

         D. A record of all Access Persons, currently or within the past five years, who are or were required to make reports, or persons who are or were responsible for reviewing these reports, will be maintained by the Compliance Department in an easily accessible place.

         E. A record of each written report to the Fund Board of Trustees as described in Section V.E. above will be maintained by AAAM(NL)'s Compliance Department for at least five years after the end of the fiscal year in which the report is made, the first two years in an easily accessible place.

         F. A record of any decision, and the reasons supporting the decision, to approve the purchase of new equity issues on the initial public offering or the acquisition of private placements by Associated Persons will be maintained by AAAM(NL)'s Compliance Department for at least five years after the end of the fiscal year in which the approval is granted.

JULY 26, 2000





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                     ABN AMRO ASSET MANAGEMENT S.A. (BRAZIL)
                                 CODE OF ETHICS


I.       INTRODUCTION

         It is the policy of ABN AMRO Asset Management S.A. (AAAM) not to prohibit any individual investment and other activities if done in accordance with appropriate policies and procedures. Once its philosophy is to avoid conflicts of interest (or even the appearance of conflict) between client services, investment manager transactions and personal account investments and other activities of AAAM employees, officers and directors, this Code of Ethics (the "Code") has been adopted to meet these concerns.

         All employees, officers and directors owe a fiduciary duty to, among others, AAAM's clients. The general intent of this Code is that, in any situation where the potential for conflict exists, transactions for clients must take precedence over personal account transactions or actions. Should any situation arise not specifically governed by this Code, this general intent shall govern the resolution of the matter.

         Trading on or communicating "inside information" is prohibited under any and all circumstances. Even the appearance of impropriety with regard to personal transactions should be avoided.

         All information related to personal transactions and activities will be dealt with in a confidential manner.

         Any questions with respect to this Code should be directed to AAAM Compliance Officer.


II.      RULES APPLICABLE TO EMPLOYEES, OFFICERS AND DIRECTORS

         A.  DEFINITIONS

             1. The term "Client" means any investment fund, institutional or private client for which AAAM acts as investment manager.

             2. The term "Access Person" means any officer, director or employee of AAAM or any other personnel rendering services on an exclusively basis to AAAM and working at the Unit's locations.

             3. The "Related Person" means a spouse, partner, minor child or relative living in the same household.

             4. The term "Beneficial Interest" includes the ownership of any security held by an Access Person, individually, jointly, or as guardian, representative of an estate or by a Related Person in whom an Access Person, by reason of any contract, understanding, relationship, agreement or other arrangement, obtains present or future benefits substantially equivalent to ownership.

             5. The term "Control" shall mean investment discretion in whole or in part of an account regardless of beneficial ownership, such as an account for which a person has power of attorney or authority to effect transactions.

             6. The term "Personal Securities Transactions" is defined as securities transactions by Access Persons and Related Persons in which they have a Beneficial Interest.

             7. The term "Covered Securities Account" is defined as an account at a broker, dealer or bank where securities are held in which an Access Person has any direct or indirect Beneficial Interest or account relationships where an Access Person exercises Control

             8. The term "security" includes all listed and unlisted shares, bonds, convertible bonds, warrants, units, scrip certificates and certificates representing entitlements to disbursements in other securities (such as dividend coupons designated for bonus shares, etc.), share certificates, scrip as well as security options and, furthermore, all instruments or interests which are commonly known as a security including any interests which might be selected for, or be included in a Client's portfolio and including index options or rights in such securities. For purposes of this Code it includes futures and commodity interests (e.g. stock index futures, including options on those futures, agricultural or industrial commodities such as gold and silver), including transactions in interest rate futures.

             9. The term "effecting any securities transactions" is understood to be the making or effecting, in any way other than in the performance of one's duties, of any act, directly or indirectly, to purchase or sell any security.


         B.       ACCESS PERSON PROCEDURES

                  1.  OPENING AND MAINTAINING PERSONAL SECURITIES ACCOUNT

                       a.All brokerage account relationships representing
                         Beneficial Interests and account relationships where Access Persons exercise control are to be disclosed (form attached as Exhibit A) and instructions given to the broker (form attached as Exhibit B) that a copy of each confirmation and account statement be sent directly to the Compliance Officer. Confirmations and statements are not required for accounts limited to mutual funds and maintained directly with the fund sponsor in those cases where securities transaction services are not available.

                         No employee, officer or director should open or maintain personal accounts with institutional broker representatives.

                      b. Access Persons must report the opening of new Covered
                         Securities Accounts and all of their Personal Securities Transactions, those of their Related Persons, those of accounts representing Beneficial Interests, and account relationships where Access Persons exercise control, to the Compliance Officer NOT LATER THAN TEN DAYS AFTER THE CLOSE OF THE CALENDAR QUARTER in which the transactions were effected or new account opened. A form will be sent to the Access Person monthly (form attached as Exhibit C) for reporting purposes and shall include:

                         (i)   The date of the transaction, the title, the
                                 interest rate and maturity date (if applicable) and the number of shares or principal amount of each security involved;

                         (ii)  The nature of the transaction (i.e., purchase,
                                 sale or any other type of acquisition or disposition);

                         (iii) The price at which the transaction was effected;






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


                         (iv)  The name of the broker, dealer or bank with or
                                 through which the transaction was effected;

                         (v)   The name of any Covered Securities Account
                                 established by the access person during the quarter and the date the account was established; and

                         (vi)  Access Person Signature and Date of Signature.

                  Should the Access Person not wish to list individual transactions on the form, he is allowed to attach to the form a listing of transactions or copies of statements displaying transactions, indicate such attachment on the form and sign and date the form. Access Person's signature is required and represents that he has reported all covered transactions for the quarter.


                  2.  PRECLEARANCE OF PERSONAL SECURITIES TRANSACTION

                      a. All Access Persons must obtain approval from a designated Preclearance Officer through the system before effecting a Personal Securities Transaction. The Compliance Officer should maintain a record of each preclearance approval or denial. Any order must be placed within 24 hours of receiving approval.

                           Purchases or sales of securities by Access Persons will be permitted only if the securities are not on a restricted list and the Trading Desk has no open orders for the securities. The restricted list is maintained by the Trading Desk.

                      b. Access Persons are not permitted to place limit orders.

                      c. Preclearance applies to all equity securities, such as common and preferred shares, including options on such shares, convertible or participating debentures, commodity contracts and closed-end investment company shares.

                      d.   Preclearance does not apply to:


                           (i) purchases and sales of government obligations, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments,(1) and shares of open-end investment funds, and

                           (ii) purchases or sales effected in any account over
                                which the Access Person has no direct influence or control including non-volitional investment programs or rights.

                      e. Access Person may under unusual circumstances, such as a personal financial emergency, apply for an exception to a designated Compliance Officer from a trading restriction, which application may be granted or denied.

III.     MINIMUM HOLDING PERIOD FOR ACCESS PERSONS

         In addition to the rules applicable to all employees, certain further restrictions are applicable to Access Persons:

         A. Since investments purchases of equities are expected to be for investment purposes, Access Persons may not purchase or sell, or sell and purchase, the same security (or an equivalent security) within a thirty-day period.





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


         B. Access Persons may under unusual circumstances, such as a personal financial emergency, apply for an exception to a designated Compliance Officer from a minimum holding period, which application may be granted or denied.

IV.      PROHIBITED DEALINGS

         A. Access Persons shall not effect transactions that are excessive in volume or complexity as to require a level of personal time and attention that interferes with the performance of employment duties. Whether an Access Person's personal account transactions are excessive will be determined by Senior Management based upon all the surrounding facts and circumstances. Trading restrictions may be imposed on any Access Person who is found to have engaged in excessive trading.

(1) Any instrument that has a maturity at issuance of less than 366 days and is rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization ("NRSSRO").


         B. New equity issues are not to be purchased on the initial public offering (including convertible bonds or preferred stock, but excluding limited partnerships and conversion of financial institutions or operating companies in which an Access Person has a position prior to the underwriting). It is prohibited to use the facilities of AAAM to secure new issues for any non-clients, directly or indirectly.

         C. Trading on or communicating "inside information" is prohibited, under any and all circumstances. For more information, refer to AAAM's Insider Trading Policies and Procedures.

         D. Access Persons are not permitted to, directly or indirectly, purchase securities from or sell securities to Client accounts.

         E. Access Persons are prohibited from acquiring a beneficial interest in any securities in a private placement or exercising discretion with respect to a private placement for a controlled account without prior written approval (Exhibit F) from a designated Compliance Officer. Approval of such transactions will take into consideration, among other factors, whether the investment opportunity should be reserved for Client accounts and whether the opportunity is being offered to an individual by virtue of his or her position with AAAM. Investment Access Persons who have been authorized to acquire securities in a private placement are required to disclose the investment when they play a part in any subsequent consideration of Client investments in the issuer. In such circumstances, AAAM's decision to purchase securities is subject to an independent review by investment personnel with no personal interest in the issuer.

         F. Access Persons are prohibited from serving on the boards of directors of publicly traded companies, absent prior written authorization from the Board of Directors and the Chief Executive Officer of the Global Asset Management Directorate at the headoffice based upon a determination that the board service would be consistent with the interests of AAAM and its clients (Exhibit
              E). In circumstances in which board service is authorized, the Access Person will be isolated from those making investment decisions in that security through "Chinese Wall" or other procedures.

         G. Access Persons may not effect any securities transactions for their own account or for any Related Person account, if they know or should have known at the time of purchase that the security is being considered for purchase or sale for a Client account or is being purchased or sold for a Client account. For purposes of this Code "being considered for purchase or sale"







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




              includes any security actively being considered for purchase or sale or for which an order has been placed and is not yet completed.

         H. It is prohibited for Access Persons to influence the allocation of brokerage for direct or indirect personal benefit. Disclosure must be made to the Compliance Department with respect to family members in the securities business (Exhibit A).

         I.   Access persons are not allowed to sell naked options.


V.        ANNUAL REPORTS

          A. No later than ten days upon commencement of employment and on an annual basis thereafter Access Persons must disclose all personal securities holdings (form attached as Exhibit D). The report must contain information that is current as of a date no more than thirty days before the report is submitted.

          B. Upon commencement of employment and on an annual basis thereafter Access Persons will be required to confirm accounts representing beneficial interests and accounts where the Access Person has control (form attached as Exhibit A).

          C. Upon commencement of employment and on an annual basis thereafter Access Persons will be required to disclose family members in the securities business. Access Persons are also required to disclose any time during the year when family status changes (form attached as Exhibit A).

          D. Upon commencement of employment and on an annual basis thereafter Access Persons must disclose all outside affiliations including but not limited to those with public and private companies, partnerships, foundations and municipalities. Access Persons are also required to disclose any time during the year when outside affiliations change (form attached as Exhibit E).

          E. Upon commencement of employment and on an annual basis thereafter Access Persons must certify in writing that they have read, understand and agree to comply with this Code of Ethics and the AAAM Insider Trading Policies and Procedures (form attached as Exhibit G).

VI.      OUTSIDE DIRECTORS AND OFFICERS


         Except as to II.B.1.a., II.B.2., III.A., B. and E. all the provisions of this Code of Ethics shall apply to outside directors and officers of AAAM, provided that they do not have access to information regarding the securities being traded for or recommended on behalf of Clients prior to the effective dissemination of such information.

VII.     GIFTS

         Access Persons should not accept any gifts from persons or entities that do business with AAAM unless it is de minimus in value. Things of value may include, but are not limited to, travel expenses.


VIII.    CONDITION OF EMPLOYMENT





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


          Compliance with this Code of Ethics is a condition of employment and wilful violation of its provisions may be cause for termination of employment without notice. Taking into consideration all relevant circumstances, Senior Management will determine what action is appropriate for any breach of its provisions. Sanctions may include, but are not limited to, cancellation or reversal of Personal Securities Transactions, profit forfeiture or other financial penalties and limitations on personal trading. The decision of Senior Management will also govern questions of interpretation arising under this document.

ADMINISTRATIVE PROCEDURES

          A. The Compliance Department will identify all Access Persons and notify them of their obligations under this Code of Ethics.

          B. Transaction and holding reports will be reviewed by the Compliance Department to determine their conformity with this Code, to identify potential conflicts of interests and to compare the accuracy of the past year's transaction reports against the current year's holding reports. The Compliance Department will track any apparent violations to the Code and report such violations to the Fiduciary Compliance Committee on a quarterly or more frequent basis. The Fiduciary Compliance Committee will determine any corrective action and/or sanctions, if any, that should be imposed on Access Persons in addition to those that may have already been imposed.

          C. The Compliance Department will track any exemptions granted under the code and will report such exemptions to the Fiduciary Compliance Committee on a quarterly or more frequent basis.

          D. As a Participating Affiliate to an Adviser to a U.S. registered investment company, the U.S. ABN AMRO Funds (the "Funds"), AAAM will submit to the Fund Board of Trustees for approval the AAAM Code. If AAAM makes a material amendment to its Code, the Code must be re-submitted to the Fund Board for approval within six months of the change.

          E. At least annually, AAAM will provide a written report to the Fund Board of Trustees that: (i) describes issues since the last report to the Board that arose under the Code or its procedures to the Code including, but not limited to, information about material violations of the code or procedures and sanctions imposed in response to the material violations, and (ii) certifies that the entity has adopted procedures reasonably necessary to prevent Access Persons from violating its Code of Ethics.

RECORDKEEPING REQUIREMENTS

          AAAM will, at its principal place of business, maintain the following records in the manner and to the extent set out below.

          A. A copy of each Code of Ethics that is in effect, or at any time within the past five years was in effect, will be maintained by the Compliance Department in an easily accessible place.

          B. A record of any violation of the Code of Ethics, and of any action taken as a result of the violation, will be maintained by the Compliance Department in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs.

          C. A copy of each report made by an Access Person as required by this Code, as well as confirmations and statements received by the Compliance Department, will be maintained by the Compliance Department for at least five years after the end of the fiscal year in which the report is made or the information provided, the first two years in an easily accessible place.





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


          D. A record of all persons, currently or within the past five years, who are or were required to make reports, or who are or were responsible for reviewing these reports, will be maintained by the Compliance Department in an easily accessible place.

          E. A record of each written report to the Fund Board of Trustees as described in Section XIII.E. above will be maintained by the Compliance Department for at least five years after the end of the fiscal year in which the report is made, the first two years in an easily accessible place.

          F. A record of any decisions, and the reasons supporting the decision, to approve the acquisition of private placement by Access Persons will be maintained by the Compliance Department for at least five years after the end of the fiscal year in which the approval is granted.


July 21, 2000



Pursuant to a no-action letter granted by the U.S. Securities and Exchange Commission on July 1st, 1997
















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